UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          --------------------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                          --------------------------

          Date of Report (Date of earliest event reported): October 10, 2003
                          --------------------------



                            MARCONI CORPORATION PLC

            (Exact name of registrant as specified in its charter)

                          --------------------------



England and Wales               33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code:


              ---------------------------------------------------
       (Former name or former address, if changed since last report)



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


Item No. 5   Press release dated October 10, 2003 - Re Outsourcing

    MARCONI OUTSOURCES MICROWAVE PRODUCT MANUFACTURING TO ELCOTEQ IN GERMANY

         340 employees to transfer to new owners; Marconi to receive upfront cash payment of EUR 10 million.

LONDON - October 10, 2003 - Marconi Corporation plc (London: MONI and NASDAQ:
MRCIY) has agreed to outsource, through its German subsidiary, the manufacture of its Fixed Wireless Access products and associated operations in Offenburg,
Germany, to Elcoteq Network Corporation.   Elcoteq, Europe's largest electronics
manufacturing services company, will continue the manufacture of digital microwave equipment for Marconi. The agreement is part of Marconi's strategy to continue to reduce the cost and enhance flexibility of manufacturing its portfolio of products for the worldwide telecommunications market.

In return, Elcoteq will pay Marconi EUR 10 million (approximately GBP 7 million) in cash. 75 percent of the cash consideration will be paid when the agreement closes, which is anticipated to be during November 2003. The remaining cash will be retained in ESCROW pending final completion. It is anticipated that 340 current Marconi employees at the site will transfer employment to Elcoteq. The transfer is due to take effect during November, 2003.

Commenting, Mike Donovan, Marconi's chief operating officer, said: "This outsourcing agreement reflects Marconi's strategy to help reduce the cost and enhance the flexibility of our product manufacturing operations, whilst enabling third party manufacturing specialists to provide the ongoing, efficient supply of our volume products.

"Elcoteq is an electronics manufacturing services company that concentrates specifically on communications technology products, and therefore an ideal partner for us. This agreement makes good sense for all parties. Marconi will retain our its mechanical engineering and logistics operations, and over 100 personnel, at the Offenburg site."

Lasse Kurkilahti, president and ceo of Elcoteq, said: "This is an important step in the implementation of Elcoteq's communications technology strategy. The products manufactured in Offenburg represent the company's strategic core business and are technically demanding to make. This acquisition further strengthens our radio frequency, system integration and testing expertise. We are also very happy to welcome Marconi as one of our customers because their products are employed in almost all the major telecom operators' networks."

A sum representing the net cash proceeds from the transaction will be paid into the Marconi Corporation Redemption Escrow Account and will be used to fund a further partial redemption of the Group's Junior Notes in due course.

ENDS/...


About Marconi Corporation plc Redemption Escrow Account (MREA)

When the balance of the MREA reaches US$30 million, this triggers a mandatory partial redemption of Marconi's Junior Notes at 110 per cent of par value.

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on NASDAQ under the ticker MRCIY. Additional information about Marconi Corporation can be found at www.marconi.com.

About Elcoteq
Elcoteq Network Corporation is the largest European electronics manufacturing services (EMS) company and one of the global leaders in its field. The company focuses on communications technology products and customers. Elcoteq provides globally end-to-end solutions consisting of design, NPI, manufacturing, supply chain management and after-sales services for the whole lifecycle of its customers' products. The company operates on three continents in 12 countries and it has about 11,000 employees. Elcoteq's consolidated net sales in 2002 totaled MEUR 1,840. Elcoteq Network Corporation is listed on the Helsinki Exchanges. More information on the company at www.elcoteq.com.

Copyright (c) 2003 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This press release contains forward-looking statements with respect to products, partners, customers, future growth and other matters. Please refer to the Form 20-F report and Form 8-K reports filed by Marconi Corporation plc with the United States Securities and Exchange Commission for a discussion of risks that could cause actual results to differ materially from such statements.



Press enquiries
Joe Kelly tel +44 207 306 1771, email joe.kelly@marconi.com
David Beck tel +44 207 306 1490, email david.beck@marconi.com

Investor enquiries
Heather Green tel +44 207 306 1735, email heather.green@marconi.com


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: October 10, 2003